Exhibit 99.1
RECAST UNAUDITED BUSINESS SEGMENTS
On February 29, 2020, Trane Technologies plc (the Company) completed its Reverse Morris Trust transaction with Gardner Denver Holdings, Inc. (Gardner Denver) whereby the Company separated its former Industrial segment (Ingersoll Rand Industrial) through a pro rata distribution to shareholders of record as of February 24, 2020. The Company now operates as a global climate innovator that brings efficient and sustainable climate solutions to buildings, homes and transportation driven by strategic brands and an environmentally responsible portfolio of products and services. In connection with the separation, the Company announced a simpler organizational model and business segment structure designed to enhance its regional go-to-market capabilities. Going forward, the Company will operate its business and report its financials through a regional segment structure comprised of the Americas segment, the Europe, Middle East and Africa (EMEA) segment and the Asia Pacific segment. This model is designed to create deep customer focus and relevance in markets around the world.
In addition, the Company replaced its historical key performance metric, operating income, with adjusted EBITDA, or generally accepted accounting principles in the United States ("GAAP") net earnings excluding interest expense, income taxes, depreciation and amortization, restructuring and discontinued operations. The Company believes that unlike operating income, which provides the actual profit generated by the Company's operations, adjusted EBITDA provides profitability as well as earnings power and ability to generate cash.  As a result, the Company's chief operating decision maker evaluates the financial performance of the business segments based on segment adjusted EBITDA. Segment adjusted EBITDA is defined as GAAP net earnings excluding interest expense, income taxes, depreciation and amortization, restructuring, unallocated corporate expenses, and discontinued operations. Segment adjusted EBITDA is also a key component for consideration in performance reviews, compensation and resource allocation. For these reasons, the Company believes that segment adjusted EBITDA represents the most relevant measure of segment profit and loss.
The following table provides certain recast segment information for the years ended December 31, 2019 and 2018. The Company's presentation of segment operating income, adjusted operating income, segment adjusted EBITDA and adjusted EBITDA may not be comparable to similarly-titled measures used by other companies and should not be considered a substitute for net earnings or other results reported in accordance with GAAP. The following annual results exclude Ingersoll-Rand Industrial’s financial results and separation-related costs, which will be presented as discontinued operations due to the completion of the spin-off of Ingersoll-Rand Industrial and Reverse Morris Trust transaction. The recast of previously issued financial information does not represent a restatement of previously issued financial statements and does not affect our reported net earnings, earnings per share, total assets, or stockholders’ equity for any of the previously reported periods.

	Years ended
Dollar amounts in millions	2019	2018

Americas
Net revenues	$10,059.5	$9,219.4
Segment operating income*	1,515.7	1,339.5
Segment operating income as a percentage of net revenues*	15.1%	14.5%
Restructuring costs	39.0	27.5
Adjusted operating income*	1,554.7	1,367.0
Adjusted operating income as a percentage of revenues*	15.5%	14.8%
Depreciation and amortization	213.6	208.8
Other income/(expense), net	(26.2)	(10.3)
Segment adjusted EBITDA	$1,742.1	$1,565.5
Segment adjusted EBITDA as a percentage of net revenues	17.3%	17.0%
Capital expenditures	$146.8	$195.3

	Years ended
Dollar amounts in millions	2019	2018

Europe, Middle East and Africa
Net revenues	$1,762.6	$1,831.1
Segment operating income*	233.0	272.0
Segment operating income as a percentage of net revenues*	13.2%	14.9%
Restructuring costs	5.1	4.6
Adjusted operating income*	238.1	276.6
Adjusted operating income as a percentage of revenues*	13.5%	15.1%
Depreciation and amortization	31.0	30.0
Other income/(expense), net	(1.4)	(3.9)
Segment adjusted EBITDA	$267.7	$302.7
Segment adjusted EBITDA as a percentage of net revenues	15.2%	16.5%
Capital expenditures	$30.0	$14.5

Asia Pacific
Net revenues	$1,253.8	$1,293.3
Segment operating income*	159.8	154.7
Segment operating income as a percentage of net revenues*	12.7%	12.0%
Restructuring costs	6.7	2.0
Adjusted operating income*	166.5	156.7
Adjusted operating income as a percentage of revenues*	13.3%	12.1%
Depreciation and amortization	13.4	13.2
Other income/(expense), net	2.9	3.3
Segment adjusted EBITDA	$182.8	$173.2
Segment adjusted EBITDA as a percentage of net revenues	14.6%	13.4%
Capital expenditures	$11.3	$7.5

Total net revenues	$13,075.9	$12,343.8

Reconciliation to adjusted operating income*
Segment operating income* from reportable segments	$1,908.5	$1,766.2
Restructuring costs from reportable segments	50.8	34.1
Adjusted operating income from reportable segments*	1,959.3	1,800.3
Adjusted operating income from reportable segments as a percentage of net revenues*	15.0%	14.6%
Unallocated corporate expense	(238.4)	(254.1)
Corporate and other restructuring costs	1.8	9.4
Total adjusted unallocated corporate expense	(236.6)	(244.7)
Total adjusted operating income*	1,722.7	1,555.6
Adjusted operating income as a percentage of net revenues*	13.2%	12.6%

	Years ended
Dollar amounts in millions	2019	2018

Reconciliation to adjusted EBITDA*
Adjusted operating income from reportable segments*	1,959.3	1,800.3
Depreciation and amortization from reportable segments	258.0	252.0
Other income/(expense), net from reportable segments	(24.7)	(10.9)
Total Segment adjusted EBITDA	2,192.6	2,041.4
Total Segment adjusted EBITDA as a percentage of net revenues	16.8%	16.5%
Total adjusted unallocated corporate expense	(236.6)	(244.7)
Unallocated depreciation and amortization	30.8	30.3
Unallocated other income/(expense), net	(3.7)	(22.4)
Total adjusted EBITDA*	$1,983.1	$1,804.6
Total adjusted EBITDA as a percentage of net revenues*	15.2%	14.6%

Capital Expenditures
Capital expenditures from reportable segments	$188.1	$217.3
Corporate capital expenditures	17.3	67.4
Total capital expenditures	$205.4	$284.7

Reconciliation of adjusted EBITDA* to net earnings
Total adjusted EBITDA*	$1,983.1	$1,804.6
Interest expense	(242.8)	(221.0)
Provision for income taxes	(238.6)	(234.9)
Depreciation and amortization	(288.8)	(282.3)
Restructuring costs	(52.6)	(43.5)
Net earnings from continuing operations	1,160.3	1,022.9
Discontinued operations	268.2	334.6
Net earnings	$1,428.5	$1,357.5
*Represents a non-GAAP measure, refer to page 4 for definitions.

Non-GAAP measures definitions

Segment operating income is defined as GAAP operating income excluding unallocated corporate expenses.

Segment operating income as a percentage of net revenues is defined as segment operating income divided by net revenues.

Adjusted operating income is defined as GAAP operating income plus restructuring costs.

Adjusted operating income as a percentage of net revenues is defined as adjusted operating income divided by net revenues.

Adjusted EBITDA is defined as GAAP net earnings excluding interest expense, income taxes, depreciation and amortization, restructuring and discontinued operations.

Adjusted EBITDA as a percentage of net revenues is defined as adjusted EBITDA divided by net revenues.

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